Exhibit (p)


                   AGREEMENT WITH RESPECT TO SEED CAPITAL

         This AGREEMENT, is entered into as of January 7, 2002, by and between Advantage Advisers Multi-Sector Fund I, a business trust organized and existing under the laws of Delaware (the "Fund"), and Advantage Advisers, L.L.C., a limited liability company organized and existing under the laws of Delaware (the "Purchaser").

         WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end management investment company; and

         WHEREAS, the Fund proposes to issue and sell its shares of beneficial interest, par value $.001 per share, to the public pursuant to a Registration Statement on Form N-2 (the "Registration Statement") filed with the Securities and Exchange Commission; and

         WHEREAS, Section 14(a) of the 1940 Act prohibits any registered investment company from making a public offering of its securities unless such company has a net worth of at least $100,000.

         The Fund and Purchaser, intending to be legally bound, hereby agree as follows:

         1. The Fund offers to sell to Purchaser and Purchaser agrees to purchase from the Fund, 4,252.63 of the Fund's shares of beneficial interest (the "Shares"), at a price of $23.75 per Share for an aggregate purchase price of $101,000 on a date to be specified by the Fund, prior to the effective date of the Registration Statement.

         2. Purchaser represents and warrants that the Shares are being acquired for investment purposes and not with a view to the resale or distribution thereof, and that Purchaser has no present intention to dispose of, sell, grant any participation in or otherwise transfer or distribute the Shares.

         3. The Purchaser understands that the Shares are "restricted securities" and may be sold only pursuant to a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), or an applicable exemption from the registration requirements of the 1933 Act.

         4. Purchaser's right to purchase the Shares under this agreement is not transferable or assignable.


         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first written above.


                                    ADVANTAGE ADVISERS MULTI-SECTOR FUND I


                                    By: /s/ Howard M. Singer
                                        ----------------------------------
                                        Name:  Howard M. Singer
                                        Title: Chairman of the Board


                                    ADVANTAGE ADVISERS, L.L.C.


                                    By: Advantage Advisers, Inc.
                                        Its Managing Member


                                        By: /s/ Howard M. Singer
                                            -----------------------------
                                        Name:  Howard M. Singer
                                        Title: Managing Director